                                                                    Exhibit 11.1


                             SMARTIRE SYSTEMS INC.
                         COMPUTATION OF LOSS PER SHARE

The Company's financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP").

                                                       Year Ended          Year Ended
                                                    July 31, 2002       July 31, 2001
-------------------------------------------------------------------------------------
($000's except per share data)
Net income (loss) in accordance with GAAP              $   (6,829)         $    5,507
                                                       ==========          ==========

Weighted average number of common shares               16,743,977          14,296,240
                                                       ==========          ==========

Diluted weighted average number of shares              16,743,977          14,296,240
                                                       ==========          ==========

Basic and diluted income (loss) in accordance with
United States GAAP                                     $    (0.41)         $    (0.39)
                                                       ==========          ==========